EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
NEUROCRINE BIOSCIENCES, INC.
     NEUROCRINE BIOSCIENCES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of the Corporation, by action taken at a duly noticed meeting, adopted a resolution proposing and declaring advisable that the first paragraph of Article IV of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:
     “The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 115,000,000. The number of shares of Common Stock authorized is 110,000,000. The number of shares of Preferred Stock authorized is 5,000,000.”
SECOND: That pursuant to resolutions of its Board of Directors, the amendment proposed was considered at the next annual meeting of the stockholders of the Corporation. Such meeting was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That the aforesaid amendment has been duly adopted in accordance with the applicable provisions of Sections 242 and 222 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 19th day of July, 2006.

By:	/s/ MARGARET E. VALUER-JENSEN
Margaret E. Valeur-Jensen
Executive Vice President, Secretary and General Counsel